EXHIBIT 5.1

January 8, 2015

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

Re:	Securities Being Registered under Registration Statement on Form S-8 relating to (i) the RightSignature, LLC 2014 Restricted Unit Plan, (ii) the Solid Instance, Inc. 2014 Restricted Stock Unit Plan and (iii) the Citrix Systems, Inc. 2015 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 20,090,930 shares (the “Shares”) of Common Stock, $0.001 par value per share, of Citrix Systems, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the RightSignature LLC 2014 Restricted Unit Plan (the “RightSignature Plan”), the Solid Instance, Inc. 2014 Restricted Stock Unit Plan (the “Solid Instance Plan”) and the Citrix Systems, Inc. 2015 Employee Stock Purchase Plan (the “ESPP”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the RightSignature Plan, the Solid Instance Plan and the ESPP, as applicable (including, without limitation, with respect to the ESPP that it is subject to the approval of the stockholders of the Company), will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Citrix Systems, Inc.

January 8, 2015

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP